Exhibit 99.1

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
I-TRAX CONTACT:            CHD MERIDIAN CONTACT:      MEDIA CONTACT:          INVESTOR CONTACT:
Janice MacKenzie           Stuart Clark               Linda Jasper            Robert B. Prag, President
I-trax, Inc.               CHD Meridian               Keatingpr               Del Mar Consulting Group
(215) 557-7488 x109        (615) 665-7525             (973) 966-1100          (858) 794-9500
jmackenzie@i-trax.com      esclark@chdmeridian.com    ljasper@keatingpr.com   bprag@delmarconsulting.com

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                              FOR IMMEDIATE RELEASE
                        I-TRAX AND CHD MERIDIAN ANNOUNCE
                          $80 MILLION MERGER AGREEMENT
                   - Deal will Create the Largest Provider of
              Corporate Healthcare Management Solutions in the US -

PHILADELPHIA, PA, December 29, 2003 -- I-trax, Inc. (Amex: DMX), a health management solutions company, and Meridian Occupational Healthcare Associates, Inc., which does business as CHD Meridian Healthcare ("CHD Meridian"), the nation's largest provider of outsourced on-site, employer-sponsored healthcare services, announced today that the two companies have signed a definitive merger agreement. The transaction is valued at approximately $80 million based on the closing share price of I-trax common stock on Friday, December 26, 2003.

The merger will create the largest provider of integrated corporate healthcare management solutions in the U.S. with combined 2003 gross revenues of approximately $185 million, including a pass through of pharmaceutical sales of approximately $85 million. The merged company will be the only one in the U.S. offering employers an opportunity not only to manage the healthcare of employees who use on-site facilities, but also to provide an integrated, comprehensive health management program for a customer's entire employee base. The merged company will offer customers a single vendor for primary care, pharmacy, occupational health, as well as disease management and health interventions. These solutions will increase productivity, reduce absenteeism, and improve health status of both active employees and retirees and reduce overall healthcare costs.

CHD Meridian (http://www.chdmeridian.com), a privately-held company founded in 1995, is the nation's leading provider of outsourced on-site, employer-sponsored healthcare services to Fortune 1000 companies and the Federal government. CHD Meridian's programs are designed to allow employers to contract directly for a wide range of employee related healthcare services delivered at or near the worksite. CHD Meridian offers programs in four areas: 1.) primary care services; 2.) pharmacy services and benefits; 3.) staffing and management of on-site occupational health facilities; and 4.) corporate health staffing and management services. CHD Meridian currently maintains contracts with 90 leading U.S. employers serving approximately 650,000 lives and has a client retention rate exceeding 99%. Headquartered in Nashville, Tennessee, CHD Meridian employs approximately 1,600 people and operates in over 150 sites in more than 30 states.

Under the terms of the agreement, I-trax will acquire all of the outstanding shares of CHD Meridian in exchange for $35 million in cash, 10 million shares of I-trax common stock and $10 million of I-trax Series A preferred stock. CHD Meridian stockholders could receive an additional 4 million shares of I-trax common stock ("earn out shares") depending upon the operating results of CHD Meridian for calendar year 2004. Subsequent to closing, CHD Meridian will operate as a wholly-owned subsidiary of I-trax.

The transaction is expected to close by April 30, 2004, but is subject to gaining stockholders' approval from both companies, obtaining certain regulatory approvals and satisfying other material conditions which are identified in the Current Report on Form 8-K that will be filed by I-trax today, Monday, December 29 with the SEC. Following closing, Frank A. Martin will remain Chairman and CEO of I-trax and Haywood D. Cochrane, Jr., CEO of CHD Meridian, will join I-trax as a director and Vice Chairman.

To raise the cash portion of the purchase price, I-trax and CHD Meridian have secured a commitment from a national lender for a $16 million senior debt facility. Further, I-trax has received subscriptions for $20 million of Series A




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preferred stock from institutional investors, which I-trax expects to issue contemporaneously with the merger. Conditions to obtaining the financing are identified in the Current Report on form 8-K that will be filed by I-trax today, Monday, December 29 with the SEC.

After the closing, I-trax will have more than $10 million in cash, approximately 24 million shares of common stock outstanding and approximately 36 million shares outstanding on a fully-diluted basis prior to the issuance of any earn out shares, assuming all preferred shares issuable as part of this transaction were converted into shares of I-trax common stock.

Commenting on the planned merger, Frank A. Martin, Chairman and Chief Executive Officer of I-trax, stated, "We believe the combination of I-trax and CHD Meridian will bring about a unique opportunity to provide total population health management in the market sector most affected by rising healthcare costs
- the self-insured employer. Together, I-trax and CHD Meridian form a powerful company having a substantial balance sheet and a portfolio of established Fortune 1000 customers and an integrated solution that we believe will be unmatched in the marketplace."

Haywood D. Cochrane, Jr., Chief Executive Officer of CHD Meridian, commented, "CHD Meridian is the nation's premier and largest provider of outsourced on-site, employer-sponsored healthcare services to Fortune 1000 companies. We feel strongly that personalized population-wide healthcare management is needed in the marketplace, as it is the essential component of today's healthcare environment, which produces positive care and economic outcomes. Consequently, merging with I-trax and integrating its cost saving disease and life-style management programs to reach all employees regardless of location, is the perfect evolution for our company. In fact, this is one of the fastest growing segments of the healthcare market with revenue estimates reaching $20 billion by 2010, a 35-fold increase from an existing base of about $563 million in 2002. We are confident that our combined company will be the most comprehensive and experienced vendor of choice to meet this demand."

I-trax will host a conference call on Monday, December 29th at 4:15pm EST. During the call Frank A. Martin and Haywood D. Cochrane, Jr. will discuss the merger and its impact on the corporate healthcare market. Mr. Martin and Mr. Cochrane will be available to answer questions. Investors may also email questions in advance of the call to The Del Mar Consulting Group, Inc. at bprag@delmarconsulting.com

The telephone number for the conference call will be 800-328-1382, and it will be open to the public. Investors will also be able to access an encore recording of the call through February 15th by calling 800-642-1687 and referencing the conference ID number of 4723072. The encore recording will be available approximately two hours after the conference call has concluded and will also be archives on the Company's website in a few days.

About I-trax

I-trax (http://www.i-trax.com), founded in 2000, created a new generation of corporate healthcare management through its unique and comprehensive personalized health management solutions for focused disease and lifestyle/wellness management programs, which improve the health of the populations it serves, while reducing the cost of care. After four years of development, I-trax officially launched in October 2003 its unique Health-e-LifeSM Program, a health management program that enables corporations to offer all of their employees' life-style, disease and risk reduction programs. The program is deployed through I-trax's nationally recognized Care Communications Center. I-trax's programs are fully integrated and use a single-data platform that allows all caregivers to share records that enable true coordination of care. I-trax employs approximately 100 people and is headquartered in Philadelphia, Pennsylvania and maintains its Care Communications Center in Omaha, Nebraska.

Safe Harbor Statement: Statements regarding aspects of I-trax's business and its expectations as to the transaction with CHD Meridian set forth herein or otherwise made in writing or orally by I-trax may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although I-trax believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that might cause or contribute to such differences include, but are not limited to, whether I-trax and CHD Meridian will in fact satisfy the conditions to closing and complete the transaction described in this press release, the ability of the two companies to integrate their businesses successfully, demand for the combined companies' products and services,

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uncertainty of future profitability and changing economic conditions. These and other risks pertaining to I-trax are described in greater detail in I-trax's filings with the Securities and Exchange Commission including those on forms 10-KSB and 10-QSB.






















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